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                                   EXHIBIT 2
                                LOCK-UP LETTER


Jefferies & Company, Inc.
Johnson Rice & Company L.L.C.
c/o Jefferies & Company, Inc.
650 Fifth Avenue, 4th Floor
New York, NY  10019


Ladies and Gentlemen:

     As an inducement to the Underwriters (as defined below) to execute the Underwriting Agreement (the "Underwriting Agreement") in connection with a proposed public offering (the "Public Offering") by TransCoastal Marine Services, Inc., a Delaware corporation (the "Company"), of shares of its common stock, $.001 par value per share ("Common Stock"), the undersigned agrees that for a period of one year (the "Lock-Up Period") after the date of the final prospectus used to confirm sales made pursuant to the Public Offering, the undersigned will not, without the prior written consent of Jefferies & Company, Inc., as a representative of the Underwriters to be named in the Underwriting Agreement (the "Underwriters"), directly or indirectly, offer to sell, assign, pledge, issue, distribute, sell, contract to sell, grant any option or enter into any contract for the sale of, or otherwise voluntarily transfer or dispose of, or announce any offer, sale, grant of any option to purchase or other transfer or disposition of, any shares of Common Stock, or any other securities of the Company or any security or other instrument which by its terms is convertible into or exercisable or exchangeable for shares of Common Stock or other securities of the Company, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, including, without limitation, any shares of Common Stock issuable under any employee stock options or warrants. In addition, the undersigned hereby irrevocably waives (i) any registration rights to which the undersigned would be entitled in connection with the Public Offering and
(ii) any demand registration rights to which the undersigned would be entitled to exercise during the Lock-Up Period.

     In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of any security if such transfer would constitute a violation of breach of this agreement.

     The provisions of this agreement shall be binding upon the undersigned and the assigns, heirs, and personal representatives of the undersigned and shall be for the benefit of the Company and the Underwriters.

Dated: October 29, 1997
                                       Very truly yours,

                                       /s/ Daniel Hargett, Sr.
                                       --------------------------------------
                                       Print Name: Daniel Hargett, Sr.








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